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                                                                Exhibit 10.15(c)

                    AGREEMENT REGARDING CHANGE IN MANAGEMENT
                          AND TERMINATION OF EMPLOYMENT

                  THIS AGREEMENT is entered into as of the [ ]day of November, 1996 (the "Effective Date") by and between Caliber System, Inc., an Ohio corporation (together with its successors and assigns permitted under this Agreement the "Company"), and [ ] ("Executive").

                               W I T N E S S E T H

                  WHEREAS, Executive currently serves as a Senior Vice President-Finance and Chief Financial Officer; and

                  WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

                  WHEREAS, the Board (as defined in Section 1(a)) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of a Change in Management (as defined in Section 1(c)) without a Change in Control of the Company (as defined in the Management Retention Agreement between Executive and the Company dated November ___, 1996), without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Management, and to encourage Executive's full attention and dedication to the Company.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

                  1.       Definitions.
                           ------------

                           As used in this Agreement, the following terms shall
have the respective meanings set forth below:

                           (a)      "Board" means the Board of Directors of the
Company.


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                           (b)      "Cause" means (1) conviction of Executive
for a felony or for a misdemeanor involving moral turpitude or (2) a material breach by Executive of the duties and responsibilities associated with his employment and position with the Company (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive's part, which is committed in bad faith or without reasonable belief that such breach is in, or not opposed to, the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach.

                           (c)      "Change in Management" means any diminution
in Daniel J. Sullivan's current duties and responsibilities with the Company. However, the termination of Mr. Sullivan's duties and responsibilities with the Company by reason of death, Disability or natural causes, shall not be a Change in Management. Moreover, a Change in Management is not related to the revenue or size of the Company. For purposes of this Agreement, the date of a Change in Management shall be the earliest date on which a Change in Management occurs in accordance with this Section 1(c).

                           (d)      "Date of Termination" means (1) the
effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence,
(i) if Executive's employment is terminated for Disability (as defined in Section 1(e)) or (ii) if Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

                           (e)      "Disability" means absence from one's duties
and responsibilities with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness.

                           (f)      "Good Reason" shall mean termination by
Executive of his employment following occurrence of any of the following events without his consent:

                                      (i)  a reduction in Executive's base
salary or target award opportunity as in effect immediately prior to the Change in Management (including a change in performance criteria


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which impacts negatively on Executive's ability to achieve the target)
under the Company's annual or long-term performance incentive plans or programs, the failure to continue Executive's participation in any incentive compensation plan in which he was a participant immediately prior to the Change in Management unless a plan providing a substantially similar opportunity is substituted, or the termination or material reduction of any employee benefit or perquisite enjoyed by him immediately prior to the Change in Management, unless comparable benefits or perquisites (determined in the aggregate) are substituted;

                                     (ii)  diminution in Executive's duties and
responsibilities as in effect immediately prior to the Change in Management or assignment to Executive of duties materially inconsistent with his duties as in effect immediately prior to the Change in Management; or

                                    (iii)  the loss of any of Executive's titles
or positions held immediately prior to the Change in Management.

                           Notwithstanding anything contained in this Agreement
to the contrary, any circumstance described in clauses (i) through (iii) of this Section 1(f) shall not constitute Good Reason unless Executive gives written notice thereof to the Company in accordance with Section 8 and the Company fails to remedy such circumstances within ten days following receipt of such notice.

                           (g)      "Notice of Termination" means notice of the
Date of Termination as described in Section 8(b).

                           (h)      "Payment" means the following amounts
payable to Executive as compensation for services rendered to the Company:

                                    (1)     a lump-sum amount equal to the sum
of Executive's unpaid base salary from the Company and its subsidiaries through the Date of Termination (at the rate in effect [without taking into account any reduction of base salary constituting Good Reason] just prior to the time a Notice of Termination is given) plus any benefit awards (including both the cash and stock components) and bonus payments which pursuant to the terms of any plans have been earned and vested; and


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                                    (2)     a lump-sum cash amount equal to two
(2) times (a) Executive's highest annual rate of base salary from the Company and its subsidiaries in effect during the 12-month period prior to the Date of Termination plus (b) the target annual bonus in effect for the year in which the Change in Management occurs; except as provided in Section 7(a), any amount paid pursuant to this Agreement shall offset any other amount of severance to be received by Executive upon termination of employment of Executive under any other severance plan, policy, or employment agreement of the Company. Notwithstanding the timing of any Changes in Management or Termination of Employment without Cause, Executive shall only be entitled to one Payment.

                           (i)      "Qualifying Termination" means a termination
of Executive's employment by Executive for Good Reason; provided, however, that a Qualifying Termination shall not include a termination as a result of Executive's death, Disability or Retirement.

                           (j)      "Retirement" means termination of employment
by either Executive or the Company on or after Executive's normal retirement date under the terms of the Retirement Plan.

                           (k)      "Retirement Plan" means the Company's
Retirement Plan or any successor or substitute plan or plans of the Company put into effect prior to a Change in Management.

                           (l)      "Transition Period" means the period of time
beginning with a Change in Management and ending on the earlier to occur of
(1) Executive's death and (2) expiration or termination of this Agreement pursuant to Section 2.

                  2.       Term of Agreement.
                           ------------------

                           (a)      This Agreement shall commence on the
Effective Date and shall continue in effect until November [ ], 1998;
provided, however, that commencing on November [ ], 1998 and each following annual anniversary of the Effective Date, the term of this Agreement shall automatically be extended for an additional one-year period, unless at least three months prior to such date, the Company shall have given notice not to extend this Agreement; provided, however, that (i) no such action shall be taken by the Company during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Management until, in the opinion of the Board, any efforts to effect a Change in Management have been abandoned or terminated, and (ii)

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this Agreement shall continue in effect for at least twenty-four (24)
months following the occurrence of a Change in Management.

                           (b)      Notwithstanding anything in this Section 2
to the contrary:

                                    (i)  in the event of Executive's voluntary
termination of his employment with the Company without Payment, this Agreement shall automatically expire upon Executive's Notice of Termination;

                                    (ii)  if the Company makes Payment to
Executive pursuant to this Agreement, this Agreement shall automatically expire upon such Payment; and

                                    (iii)  Executive's entitlement to Payment
pursuant to Section 3 shall terminate automatically upon election or appointment of Executive to fill one or more of the positions of Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Company.

                  3.         Payment Upon Change in Management or Qualifying
                             -----------------------------------------------
Termination.
-----------
                           (a)      Following a Change in Management (other than
a Change in Management that consists (i) solely of the assignment of Daniel
J. Sullivan's duties and responsibilities as President to an individual other than Executive, or (ii) solely of the appointment of a Chief Operating Officer other than Mr. Sullivan or Executive) Executive may elect to terminate his employment with or without Good Reason by giving a Notice of Termination pursuant to Section 8 on or before forty-five (45) days following the Change in Management. If Executive provides such notice, then the Company shall make Payment to Executive (or Executive's beneficiary or estate) within five (5) business days following Date of Termination.

                           (b)      If during the Transition Period the
employment of Executive shall terminate by reason of a Qualifying
Termination, then the Company shall make Payment to Executive (or Executive's beneficiary or estate) within five (5) business days following Date of Termination.

                  4.       Payment Upon Termination of Employment Without Cause.
                           -----------------------------------------------------


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                           If at any time during the term of this Agreement all
employment of Executive with the Company shall terminate involuntarily and without Cause, then Company shall make Payment to Executive (or Executive's beneficiary or estate) within five (5) business days following Date of Termination.

                  5.       Confidentiality; Non-Competition.
                           ---------------------------------

                           (a)      During employment and thereafter, Executive
shall keep confidential all "Confidential Information" relating to the Company or any of its subsidiaries, and their respective businesses, obtained by Executive during his employment by the Company or any of its subsidiaries. "Confidential Information" means any non-public, proprietary information that may have intrinsic value to the Company or its subsidiaries, its clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets, formulas, flow charts, computer programs, access codes or other systems information, business, product or marketing plans, sales and other forecasts, financial information, customer lists, and information relating to compensation and benefits, provided that such proprietary information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of Executive's breach of this Section 5(a). Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications. Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 5(a) for the Executive to disclose information in the ordinary course of properly carrying out his duties and responsibilities on behalf of the Company or to respond to an order of a court or other body having jurisdiction provided that he gives the Company prompt notice of any such order.

                           (b)      Executive agrees that he shall not for a
period of one (1) year following the Date of Termination, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that Executive may invest without being deemed in violation of this Section 5(b), in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange


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or NASDAQ and Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. "Competing Enterprise" shall mean an enterprise that engages in any business that, on the Date of Termination, is engaged in by the Company or any of its subsidiaries if such enterprise engages in such business in any geographic area in which the Company or any of its subsidiaries conducts such business.

                           (c)      Except as expressly provided herein,
promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company then in Executive's possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

                           (d)      Executive agrees that any material breach of
the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive further agrees that in the event of said material breach or any reasonable threat of material breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such material breach or threatened material breach. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. Should a court or arbitrator determine that any provision of this Section 5 is unreasonable, the parties agree that such provision shall be interpreted and enforced to the maximum extent such court or arbitrator deems reasonable.

                           (e)      The provisions of this Section shall survive
any expiration or termination of this Agreement and the Transition Period, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section. Anything in this Section 5(e) to the contrary notwithstanding, the provisions of Section 5(b) shall not apply in the event of a voluntary termination by Executive of his employment provided Executive does not receive Payment pursuant to this Agreement in connection with such a termination.

                  6.       Withholding Taxes.
                           ------------------


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                           The Company may withhold from all payments due to
Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

                  7.       Successors; Binding Agreement; Survivorship.
                           --------------------------------------------

                           (a)      This Agreement shall not be terminated by
any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. Notwithstanding anything to the contrary in this Agreement, if as a result of any such merger, consolidation or transfer of assets, Executive is entitled to a payment under any applicable change in control management retention arrangements, then no payment shall be payable under this Agreement.

                           (b)      (i) No rights or obligations of the Company
under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the assets of the Company, or in connection with the disposition of the business of the Company substantially as an entirety, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

                                    (ii)  This Agreement is personal to
Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.


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                           (c)      The respective rights and obligations of the
parties hereunder shall not survive the termination or expiration of this Agreement except:

                                    (i)  to the extent necessary to carry out
the intentions of the parties (including without limitation any obligations of the Company to make Payment hereunder), or

                                    (ii)  to the extent otherwise expressly
provided herein.

                  8.       Notice.
                           -------
                           (a)      For purposes of this Agreement, all notices
and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                           If to Executive:




                           If to the Company:
                                    General Counsel
                                    Caliber System, Inc.
                                    3560 West Market Street, P.O. Box 5459
                                    Akron, OH 44334-0459

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                           (b)      A written notice (a "Notice of Termination")
of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the termination date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive


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or the Company from asserting such fact or circumstance in enforcing
Executive's or the Company's rights hereunder.

          9.      Governing Law; Validity.
                  ------------------------

                  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          10.     Settlement of Disputes.
                  -----------------------

                  (a) Any controversy or claim arising out of or relating to this Agreement, any amendment of this Agreement, or any breach of any of the foregoing, shall, subject to the mutual agreement of the Company and Executive, be settled by confidential arbitration, to be held in Akron, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association before three (3) arbitrators. The arbitrators shall apply the provisions of this Agreement strictly as written (unless doing so violates the clear intent of this Agreement), and shall explain the reasons and basis of their award in detail and in writing. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All reasonable costs and expenses relating to any controversy or claim that is arbitrable under this Section (including reasonable attorney's fees of the Executive) shall be paid by the Company promptly on written demand, except that the arbitrators are authorized to require reimbursement of the Company by Executive for moneys paid by it pursuant to this sentence if the arbitrators determine that the substantive positions of the Executive in the arbitration were entirely without merit. Pending final resolution of any arbitration or court proceeding, the Company shall continue prompt payment of all amounts due the Executive under this Agreement or any amendment thereof and prompt provision of all benefits to which the Executive or his beneficiaries are entitled. Notwithstanding the foregoing, nothing contained in this Section 10 shall limit a party's right to seek equitable relief in any court of competent jurisdiction.

                  (b) In the event the Company and Executive do not agree to arbitrate disputes as provided in Section 10(a), each hereby consents to the jurisdiction of the Summit County Common Pleas


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Court of the State of Ohio, or (provided the amount in controversy is appropriate) of the United States District Court for the Northern District of Ohio.

                  11.      Counterparts.
                           -------------

                           This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  12.      Miscellaneous.
                           --------------

                           No provision in this Agreement may be amended unless
such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No provision of this Agreement may be waived unless such waiver is agreed to in writing and signed by the waiving party which, in the case of the Company, shall mean by a duly authorized officer of the Company. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This Agreement is not intended by either the Company or the Executive to amend Executive's Performance Share Award Agreement under the Company's 1996 Equity Incentive Compensation Plan or the Executive's Stock Option Agreement under the Company's 1996 Equity Incentive Compensation Plan.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company. Executive has executed this Agreement as of the date and year first written above.

                                                     Caliber System, Inc.

                                                     By:
                                                        ----------------------

Agreed to this        day of November, 1996.
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------------------------------------
Executive